Exhibit 99.2
FOR IMMEDIATE RELEASE
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
Flow International Corporation Receives Multi-Million Dollar
Aerospace Contract with Mitsubishi Heavy Industries
Mitsubishi purchases second round of Flow waterjets to cut wing skins for major commercial aircraft composite wing manufacturer
KENT, Wash. — March 25, 2008 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure (UHP) waterjet technology, today announced that Mitsubishi Heavy Industries (MHI) has awarded the company a second multi-million dollar contract to supply MHI with Flow’s Composite Machining Center (CMC) waterjet machine tools to cut the carbon fiber wing skins for a major commercial jet aircraft program.
Flow’s CMC waterjet machining system for carbon fiber composite wings will measure 118 feet long and 21 feet wide. The CMC will be utilized for cutting the composite wing skins which are part of the composite wing structure. The CMC system will be built and tested in Jeffersonville, Ind., one of Flow’s four worldwide manufacturing plants. The UHP pumps that provide the ultrahigh-pressure water will be made at the Kent, Wash. headquarters.
“The award of Flow’s second CMC commercial wing machining system proves the effectiveness of Flow’s waterjet technology and its ability to create ‘state of the art’ aircraft parts in a cost-effective manner,” said Charley Brown, CEO of Flow International Corporation.
Traditionally, conventional cutting tools — handheld diamond or carbide-tipped routers, bandsaws, cutoff saws and abrasive wheels — were used to cut composites. However, due to the composition and fiber orientation of advanced composites, these traditional cutting tools can damage the composites either by over heating, or by leaving frayed or delaminated edges. Frequent delamination and fraying requires costly rework. In addition, these slow processes allowed parts to be cut only one at a time.
Waterjets eliminate cutting problems associated with advanced aerospace composites, because abrasive waterjets cut by erosive action rather than friction and shearing. To cut carbon composite aircraft parts, a thin stream of water moving at three times the speed of sound is emitted from a tiny, jeweled orifice in the tool head of Flow’s machine. The one gallon-per-minute water flow draws in a separate stream of fine garnet particles that slice into the surface being cut. They produce exceptional edge quality-free of frayed or delaminated areas, which minimizes costly secondary finishing. The waterjets’ low operating temperature doesn’t affect the material being cut. Furthermore, because waterjets exert far less lateral force on the material than conventional machines, tooling and fixturing requirements are simpler and less expensive.
Flow waterjets have been used to increase productivity at leading aerospace companies such as Boeing, Airbus, Rockwell, Teledyne Ryan, General Dynamics, Lockheed, Raytheon, Bell Helicopter, Northrop and other firms that provide composite machining services.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2007, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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